EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2007, in the Registration Statement (Form S-4) and related Joint Proxy Statement-Prospectus of Inhibitex, Inc. for the registration of 18,722,389 shares of its common stock.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 5, 2007